Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

212-373-3000	1285 Avenue of the Americas
212-757-3990	New York, New York 10019-6064

April 29, 2025

Rocket Companies, Inc.

1050 Woodward Avenue

Detroit, MI 48226

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Rocket Companies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of up to 724,790,803 shares (the “Shares”) of the Company’s Class A common stock, par value $0.00001 per share, that are being issued or are issuable pursuant to the Agreement and Plan of Merger, dated as of March 31, 2025 (the “Merger Agreement”), by and among the Company, Maverick Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Maverick Merger Sub”), Maverick Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Forward Merger Sub”) and Mr. Cooper Group Inc., a Delaware corporation (“Mr. Cooper”), providing for (i) the merger of Maverick Merger Sub with and into Mr. Cooper (the “Maverick Merger”), with Mr. Cooper surviving the Maverick Merger and continuing as a direct, wholly owned subsidiary of the Company and (ii) immediately following such Maverick Merger, the merger of Mr. Cooper with and into Forward Merger Sub, with Forward Merger Sub surviving the forward merger.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.            the Registration Statement;

2.            the Merger Agreement;

3.            the form of Restated Certificate of Incorporation of the Company included as Exhibit 3.2 to the Registration Statement; and

4.            the form of Second Amended and Restated Certificate of Incorporation of the Company included as Exhibit 3.3 to the Registration Statement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including the Amended and Restated Certificate of Incorporation of Rocket Companies, Inc. dated August 5, 2020, as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Rocket Companies, Inc., dated June 18, 2024 and the Amended and Restated Bylaws of Rocket Companies, Inc., certified by the Company as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company relating to the issuance of the Shares, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

Rocket Companies, Inc.	2

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed that the Merger Agreement is a legal, valid and binding obligation of each party to it other than the Company, enforceable against each such party in accordance with its terms.

In furnishing this opinion, we have further assumed that, before the issuance of the Shares, the conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Registration Statement and in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Validity of Common Stock” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,
/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP